Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com
FOR IMMEDIATE RELEASE
April 29, 2021

A. O. Smith Reports First Quarter Results

First Quarter 2021 Highlights
•Total sales of $769.0 million, an increase of 21 percent compared with Q1 2020
•Net earnings of $97.7 million, an increase of 89 percent compared with Q1 2020
•Record Q1 EPS of $0.60, an increase of 88 percent compared with Q1 2020
2021 Guidance
•Sales growth between 14 and 15 percent, upgraded from 10 percent growth announced in January 2021
•EPS between $2.55 to $2.65, upgraded six percent from the midpoint introduced in January 2021
Milwaukee, Wis. — Global water technology company A. O. Smith Corporation (the “Company”) (NYSE: AOS) today announced its first quarter 2021 results.
“Our global A. O. Smith team delivered record first quarter earnings per share on a 21 percent increase in sales, demonstrating solid execution despite pandemic-and weather-related challenges in our supply chain and operations along with rapidly-rising material costs,” noted Kevin J. Wheeler, chairman and chief executive officer. “I greatly appreciate the diligence of our team to keep one another healthy and safe. Outside of India, where COVID-19 cases have recently surged, I am pleased that we have experienced steady improvement in that area since the beginning of the year despite all the challenges.”
North America
Sales in the North America segment of $552.9 million increased four percent compared with the first quarter of 2020. Higher sales of boilers, service parts, tankless water heaters and water treatment products in the U.S., improved water heater sales in Canada and inflation-related price increases on water heaters were partially offset by lower U.S. residential and commercial tank-type water heater volumes. Weather disruptions at the Company’s facilities and supply chain constraints limited production in the quarter. If not for that limited production, U.S. residential tank-type water heater volumes would have increased compared with 2020, based on a surge in customer orders in the quarter.

North America segment earnings of $130.4 million increased three percent compared with the first quarter of 2020. The impact to earnings from higher sales and inflation-related price increases on water heaters was partially offset by higher material and freight costs and lower water heater volumes. Segment operating margin of 23.6 percent was slightly lower than in the first quarter of 2020.
Rest of World
Rest of World segment sales of $222.3 million increased over 100 percent from the first quarter of 2020, driven by stronger consumer demand in each of the Company’s major product categories in China. Pandemic-related shutdowns and weak end-market demand in the first quarter of 2020 provided an easy comparison for the first quarter of 2021. Currency translation of China sales favorably impacted sales by approximately $14 million.
Rest of World segment earnings of $11.8 million increased significantly compared with the loss of $42.2 million in the first quarter of 2020, which was negatively impacted by shutdowns and reduced consumer spending resulting from the pandemic. In China, higher volumes and lower selling and administrative costs contributed to higher segment earnings. As a result, segment operating margin of 5.3 percent improved from a negative 38.3 percent in the first quarter of 2020.
Balance Sheet, Liquidity and Share Repurchase
As of March 31, 2021, the Company had cash and marketable securities balances totaling $665.5 million. The Company renewed its $500.0 million credit facility for five years on April 1, 2021, and it had no outstanding borrowing on the credit facility at the end of March. The Company’s total debt was $106.4 million at the end of March, and its leverage ratio was 5.4 percent as measured by total debt-to-total capitalization.
Cash provided by operations of $104.4 million during the first quarter of 2021 increased from $54.1 million during the same period in 2020, primarily as a result of higher earnings in 2021 compared with the prior year.
During the first quarter, the Company repurchased 1,075,200 shares at a cost of approximately $67.0 million. On January 27, 2021, the Board of Directors of the Company approved adding 7,000,000 shares of common stock to an existing discretionary share repurchase authority. Including the additional shares, the Company had approximately 7.5 million shares available for repurchase at the end of March.
Operations and Supply Chain
Global supply chain disruptions and shortages, largely due to the pandemic and severe weather, along with shipping delays, weather-related plant closures and pandemic-related absenteeism created production headwinds in the first quarter. As a result, a surge in customer orders during the quarter further extended the Company’s U.S. water heater manufacturing plant lead times in the first quarter of 2021.
Outlook
“Solid demand for our boiler, water treatment and China products continued in April,” commented Wheeler. “We are upgrading our full-year 2021 earnings guidance by six percent from our previous guidance to a range between $2.55 and $2.65 per share. The mid-point of the guidance range represents an increase of 20 percent compared with our 2020 adjusted earnings results.
“Due to rapidly-rising material costs and a continued need to expedite freight to overcome supplier shipping and production delays, we announced a third 2021 price increase on residential and commercial water heaters, effective June 1, at a blended rate of 8.5 percent. While we expect continued headwinds in our supply chain and logistics in the near term, I remain confident our team will continue to successfully navigate through this environment.

“We remain focused on keeping our employees safe, while serving our customers and continuing to deliver on our mission to provide hot and clean water necessary to keep communities and households safe.”
Forward-looking statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: negative impacts to the Company’s businesses, including demand for its products, particularly commercial products, operations and workforce dislocation and disruption, supply chain disruption and liquidity as a result of the severity and duration of the COVID-19 pandemic; lengthening or deepening of weather-related supply chain bottlenecks; an uneven recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences; potential weakening in the high-efficiency boiler segment in the U.S.; significant volatility in material availability and prices; inability of the Company to implement or maintain pricing actions; a failure to recover or further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.

SOURCE: A. O. Smith Corporation
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A. O. SMITH CORPORATION
Statement of Earnings
(condensed consolidated financial statements -
dollars in millions, except share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Net sales	$769.0	$636.9
Cost of products sold	480.4	397.4
Gross profit	288.6	239.5
Selling, general and administrative expenses	166.5	173.8
Interest expense	1.0	2.2
Other income	(5.0)	(4.2)
Earnings before provision for income taxes	126.1	67.7
Provision for income taxes	28.4	16.0
Net earnings	$97.7	$51.7
Diluted earnings per share of common stock	$0.60	$0.32
Average common shares outstanding (000’s omitted)	162,785	162,898

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(unaudited) March 31, 2021	December 31, 2020
ASSETS:
Cash and cash equivalents	$578.5	$573.1
Marketable securities	87.0	116.5
Receivables	534.5	585.0
Inventories	312.8	300.1
Other current assets	45.4	43.3
Total Current Assets	1,558.2	1,618.0
Net property, plant and equipment	539.1	541.3
Goodwill and other intangibles	868.2	870.7
Operating lease assets	44.2	41.6
Other assets	97.1	89.1
Total Assets	$3,106.8	$3,160.7
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$547.4	$595.2
Accrued payroll and benefits	55.1	74.6
Accrued liabilities	181.2	161.9
Product warranties	45.6	47.8
Debt due within one year	6.8	6.8
Total Current Liabilities	836.1	886.3
Long-term debt	99.6	106.4
Operating lease liabilities	35.8	34.4
Other liabilities	286.3	285.3
Stockholders’ equity	1,849.0	1,848.3
Total Liabilities and Stockholders’ Equity	$3,106.8	$3,160.7

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Operating Activities
Net earnings	$97.7	$51.7
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	19.5	20.1
Stock based compensation expense	7.4	9.0
Net changes in operating assets and liabilities:
Current assets and liabilities	(13.2)	(15.1)
Noncurrent assets and liabilities	(7.0)	(11.6)
Cash Provided by Operating Activities	104.4	54.1
Investing Activities
Capital expenditures	(17.1)	(12.8)
Investment in marketable securities	(24.4)	(38.8)
Net proceeds from sale of marketable securities	54.0	78.0
Cash Provided by Investing Activities	12.5	26.4
Financing Activities
Long-term debt (repaid) incurred	(6.8)	58.5
Common stock repurchases	(67.0)	(56.7)
Net proceeds (payments) from stock option activity	4.5	(1.2)
Dividends paid	(42.2)	(39.0)
Cash Used In Financing Activities	(111.5)	(38.4)
Net increase in cash and cash equivalents	5.4	42.1
Cash and cash equivalents - beginning of period	573.1	374.0
Cash and Cash Equivalents - End of Period	$578.5	$416.1

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Net sales
North America	$552.9	$532.9
Rest of World	222.3	110.2
Inter-segment sales	(6.2)	(6.2)
	$769.0	$636.9
Earnings (losses)
North America	$130.4	$127.1
Rest of World	11.8	(42.2)
	142.2	84.9
Corporate expense	(15.1)	(15.0)
Interest expense	(1.0)	(2.2)
Earnings before income taxes	126.1	67.7
Tax provision	28.4	16.0
Net earnings	$97.7	$51.7

A. O. SMITH CORPORATION
2021 EPS Guidance and 2020 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2021 Guidance	2020
Diluted EPS (GAAP)	$2.55-2.65	$2.12
Severance and restructuring expenses, per diluted share	—	0.04
Adjusted EPS	$2.55-2.65	$2.16